UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 14, 2013

N-VIRO INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21802	34-1741211
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2254 Centennial Road Toledo, OH	43617
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (419) 535-6374

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – Termination of a Material Definitive Agreement

(a)

On December 14, 2013, N-Viro International Corporation (the “Company”) was unsuccessful in renewing the existing Commercial Line of Credit Agreement with Monroe Bank & Trust (the “Bank”).  The principal obligation of $218,000 to the Bank is now in default.  The Company is currently in negotiations with the Bank to agree upon terms and conditions for repayment.

(b)

In December 2013, the Company received a Notice of Default from Central States Southeast and Southwest Areas Pension Fund under our agreement dated November 2012 to pay certain pension funds established for the benefit of our former employees at our City of Toledo operation that ceased all operations in late 2011.  Subsequently the Fund’s trustee served the Company with a summons in a civil action, and together with the Notice of Default demands all amounts owed for pension plan withdrawal liability in addition to interest and penalties.  The Company is currently in negotiations with Central States to agree upon terms and conditions for repayment.

Item 8.01 – Other Events

During the week of January 13, 2014 the Company notified many of its Florida sludge processing customers that biosolids would be diverted away from its Daytona Florida site to off-site for treatment and disposal due to operational conditions.  The Company expects to incur greater costs to process its customer’s biosolids and concurrently receive reduced alkaline admixture revenue, thereby materially reducing its profitability.  The Company expects the diversion will continue for two to three months, but also expects that its customers will continue to be served as required by contract and not be materially affected by the change.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N-VIRO INTERNATIONAL CORPORATION

Dated:

January 15, 2014

By:

  /s/  James K. McHugh

James K. McHugh

Chief Financial Officer